Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Third Quarter 2020 Financial Results

Third Quarter 2020 Revenues of $202.0 Million
Increase 9.7% from Third Quarter 2019 Revenues of $184.1 Million

Third Quarter 2020 Book to Bill Ratio of 1.8 to 1

SAN DIEGO, CA, October 29, 2020 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its third quarter 2020 financial results. For the third fiscal quarter of 2020, Kratos reported Revenues of $202.0 million, Adjusted EBITDA of $24.6 million, Operating Income of $12.7 million and Net Income of $2.4 million.

Third Quarter 2020 Revenues of $202.0 million increased 9.7 percent, as compared to Revenues of $184.1 million in the third quarter of 2019, reflecting organic growth in Kratos Unmanned Systems, Microwave Products, Defense and Rocket Support Systems, and C5ISR businesses, offset partially by certain reductions, including in our Training Solutions business, primarily resulting from a previously disclosed reduction in scope of certain international training contracts.

Third Quarter 2020 Adjusted EBITDA of $24.6 million increased 20.6 percent, as compared to $20.4 million in the third quarter of 2019, primarily reflecting a favorable mix of revenues, including certain programs and products in more mature lifecycles. Operating Income of $12.7 million for the third quarter of 2020 increased 10.4 percent, as compared to $11.5 million in the third quarter of 2019, including increases in non-cash stock-based compensation expense of $2.2 million, depreciation expense of $0.5 million and R&D of $3.1 million.

Third quarter 2020 Cash Flow generated from Operations was $8.3 million. After the funding of $8.9 million of capital expenditures, Free Cash Flow used from Operations was $0.6 million. Cash used to fund acquisitions was approximately $28.4 million, primarily for the ASC Signal acquisition. Cash on hand at September 27, 2020 was $374.7 million. Adjusted EPS* was $0.14 for the third quarter of 2020, compared to $0.13 for the third quarter of 2019. Kratos reported third quarter 2020 Net Income of $2.4 million, and GAAP EPS of $0.02 for the third quarter of 2020.

For the third quarter of 2020, Kratos’ Unmanned Systems Segment (KUS) Revenues of $53.5 million increased 17.1 percent, as compared to $45.7 million in the third quarter of 2019, and operating income increased by 12.1 percent, from $3.3 million to $3.7 million in the third quarter of 2020. KUS Adjusted EBITDA of $5.6 million increased 14.3 percent, as compared to third quarter 2019 Adjusted EBITDA of $4.9 million, primarily reflecting increases in certain target drone programs, offset by certain development programs, including tactical drone development programs, which typically generate lower margins. KUS’s book-to-bill ratio for the third quarter of 2020 was 1.3 to 1.0 and 1.2 to 1.0 for the last twelve months ended September 27, 2020. Total backlog for KUS at the end of the third quarter of 2020 was $189.5 million.

For the third quarter of 2020, Kratos’ Government Solutions Segment (KGS) reported Revenues of $148.5 million, an increase of 7.3 percent, as compared to revenues of $138.4 million in the third quarter of 2019, and operating income of $14.1 million, an increase of 27.0 percent, as compared to operating income of $11.1 million in the third quarter of 2019. Revenues in the third quarter of 2020 include approximately $10.2 million from the recent ASC Signal acquisition, offset by previously disclosed scope reductions of certain international training programs. Third quarter 2020 KGS Adjusted EBITDA increased 22.6 percent, to $19.0 million, as compared to $15.5 million in the third quarter of 2019, reflecting a favorable mix of revenues, including products in more mature production lifecycles. For the third quarter of 2020, KGS reported bookings of $289.3 million and a book-to-bill ratio of 1.9 to 1.0. KGS bookings for the last twelve months ended September 27, 2020 were $751.4 million with a book to bill ratio of 1.4 to 1.0. KGS total backlog at the end of the third quarter of 2020 was $683.6 million, up from $542.8 million at the end of the second quarter of 2020.

For the third quarter of 2020, Kratos reported consolidated bookings of $356.7 million and a book-to-bill ratio of 1.8 to 1.0, with consolidated bookings of $956.0 million and a book-to-bill ratio of 1.3 to 1.0 for the last twelve months ended September 27, 2020. Backlog at September 27, 2020 was $873.1 million, up from $683.4 million at June 28, 2020 and Kratos’ bid and proposal pipeline was $8.3 billion at September 27, 2020. Backlog at September 27, 2020 was comprised of funded backlog of $579.3 million and unfunded backlog of $293.8 million.

Eric DeMarco, Kratos’ President and CEO, said, “We believe that our third quarter financial results reflect Kratos’ market leading position to address the ongoing recapitalization of strategic weapon systems by the U.S. and its allies. In the third quarter, we continued to execute on our strategy of being a technology company bringing affordable, disruptive systems, products and solutions to the National Security Market.” Mr. DeMarco continued, “At Kratos, affordability is a technology, and we are currently pursuing a number of programs, including in the tactical unmanned aerial drone, hypersonic, space, satellite communication, next generation engine and other areas, which we believe provide large growth opportunities for our Company.”

Mr. DeMarco concluded, “Since our last report to you, we believe that the total addressable market opportunity for Kratos’ class of made in America, affordable, attritable high performance jet drones has increased and is accelerating. We have continued to make progress in the tactical drone area, and our expectations for Kratos’ tactical drone business has never been greater. We are in close communication with our customers, and over the coming weeks and months we expect to receive contract awards, increased funding and perform a number of flights related to our tactical drones, including Kratos’ Valkyrie, and we expect this business to be one of our strongest future organic growth drivers beginning next year”.

Financial Guidance

We are affirming our full year 2020 guidance of Revenues of $740 to $780 million and Adjusted EBITDA of $72 million to $78 million. We are also affirming our full year 2020 Free Cash Flow guidance of generation of $7 million to a use of $18 million, including capital expenditures of approximately $36 to $40 million, which reflects certain previously expected outlays for unmanned drone systems now being reflected as inventory or as uses in Operating Cash Flow.

The 2020 capital expenditure forecast currently includes expected outlays of $11 to $15 million associated with the production of 12 Valkyrie aircraft prior to receipt of expected customer award(s); therefore, these aircraft are currently reflected as Company-owned assets until receipt of the related customer award(s). Kratos will adjust these initial forecasted capital expenditure outlays and the ultimate balance sheet classification of these investments once expected customer orders and the nature of the contract terms can be determined.

Kratos’ fiscal year 2020 guidance excludes any potential contribution from expected Valkyrie or other tactical drone production or system contracts, with expected orders to be taken into consideration and our financial forecast adjusted once such contracts or orders are received and the related financial contribution can be estimated, which would be dependent on criteria, including; the type of contract vehicle, scope, timing and period of performance.

Our Full Year 2020 guidance range also includes our current forecasted business mix for the fourth quarter, our assumptions of the expected impact of COVID-19 and the estimated impact of the recent Continuing Resolution Authorization (CRA), which began on October 1, 2020, on our industry, business, operations and forecast financial results.

Under the CRA, new and increased production or contract awards are delayed and cannot occur until the relevant federal fiscal year budget is approved, i.e. the 2021 federal fiscal year budget. Kratos currently has expected new contract awards, including expected production awards, and existing programs on which we expect future increased or full rate production or performance to be received, which are now dependent on approval of the 2021 federal fiscal year budget.

Consistent with previous years, we currently intend on providing Kratos’ initial Fiscal 2021 Financial Guidance when we report our full year 2020 Results, which will enable us to incorporate current information and impacts from expected tactical drone awards, the Election, the CRA and the estimated impact of COVID 19, including to our tactical drone and other businesses that are dependent on government weapon and test range access and operations, and the most recent information on a very large international recompete previously discussed.

The Company will provide additional information in its earnings call today.

Management will discuss the Company’s third quarter 2020 financial results, as well as its full year 2020 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 7384817. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises. Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its full year 2020 revenue and Adjusted EBITDA, and full year 2020 capital expenditures and free cash flow, the Company’s ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such profit, the Company’s expectation of ramp on projects, the Company’s expected contribution from the recent ASC Signal acquisition, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, including the magnitude and timing of funding and expected contract awards related to the Company’s Valkyrie program and other new tactical unmanned programs, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 on our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification (CMMC); risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2019, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes but is not limited to legal related items and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes income (loss) from discontinued operations, depreciation, non-cash intangible amortization expense, as the Company has historically been acquisitive, non-cash amortization of capitalized contract and development costs, non-cash stock-based compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, including legal fees, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carry forwards of over $300 million. Kratos believes that reporting adjusted earnings per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019

Service revenues	$67.6	$70.8	$194.1	$207.1
Product sales	134.4	113.3	347.2	325.3
Total revenues	202.0	184.1	541.3	532.4
Cost of service revenues	50.5	50.2	141.9	142.8
Cost of product sales	94.4	85.3	250.5	248.0
Total costs	144.9	135.5	392.4	390.8
Gross profit - service revenues	17.1	20.6	52.2	64.3
Gross profit - product sales	40.0	28.0	96.7	77.3

Total gross profit	57.1	48.6	148.9	141.6

Selling, general and administrative expenses	33.1	29.4	97.3	88.2
Acquisition and restructuring related items	0.4	—	2.0	2.2
Research and development expenses	7.7	4.6	19.4	13.0
Depreciation	1.5	1.4	4.5	4.3
Amortization of intangible assets	1.7	1.7	5.4	5.2
Operating income	12.7	11.5	20.3	28.7
Interest expense, net	(5.9)	(5.4)	(16.9)	(16.2)
Other income (expense), net	0.8	(0.7)	0.6	(1.1)
Income from continuing operations before income taxes	7.6	5.4	4.0	11.4
Provision for income taxes from continuing operations	5.0	2.8	1.8	3.8
Income from continuing operations	2.6	2.6	2.2	7.6
Income (loss) from discontinued operations, net of income taxes	(0.2)	—	(0.8)	2.4
Net income	$2.4	$2.6	$1.4	$10.0
Less: Net income (loss) attributable to noncontrolling interest	—	0.1	(0.1)	0.5
Net income attributable to Kratos	$2.4	$2.5	$1.5	$9.5

Basic income per common share attributable to Kratos:
Income from continuing operations	$0.02	$0.02	$0.02	$0.07
Income (loss) from discontinued operations	—	—	(0.01)	0.02
Net income	$0.02	$0.02	$0.01	$0.09

Diluted income per common share attributable to Kratos:
Income from continuing operations	$0.02	$0.02	$0.02	$0.07
Income (loss) from discontinued operations	—	—	(0.01)	0.02
Net income	$0.02	$0.02	$0.01	$0.09

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	123.1	106.5	112.9	105.8
Diluted weighted average common shares outstanding	126.4	109.9	115.9	109.0

Adjusted EBITDA (1)	$24.6	$20.4	$56.2	$57.1

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019

Net income attributable to Kratos	$2.4	$2.5	$1.5	$9.5
Loss (income) from discontinued operations, net of income taxes	0.2	—	0.8	(2.4)
Interest expense, net	5.9	5.4	16.9	16.2
Provision for income taxes from continuing operations	5.0	2.8	1.8	3.8
Depreciation (including cost of service revenues and product sales)	4.5	4.0	13.1	11.6
Stock-based compensation	5.0	2.8	14.5	8.2
Foreign transaction (gain) loss	(0.7)	0.8	(0.4)	1.3
Amortization of intangible assets	1.7	1.7	5.4	5.2
Amortization of capitalized contract and development costs	0.2	0.3	0.7	1.0
Acquisition and restructuring related items and other	0.4	—	2.0	2.2
Plus: Net income (loss) attributable to noncontrolling interest	—	0.1	(0.1)	0.5

Adjusted EBITDA	$24.6	$20.4	$56.2	$57.1

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Acquisition and transaction related items	$0.1	$0.1	$1.5	$1.9
Restructuring costs	0.3	(0.1)	0.5	0.3

	$0.4	$—	$2.0	$2.2

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Revenues:
Unmanned Systems	$53.5	$45.7	$137.5	$123.1
Kratos Government Solutions	148.5	138.4	403.8	409.3
Total revenues	$202.0	$184.1	$541.3	$532.4

Operating income (loss)
Unmanned Systems	$3.7	$3.3	$5.2	$5.6
Kratos Government Solutions	14.1	11.1	31.1	33.2
Unallocated corporate expense, net	(5.1)	(2.9)	(16.0)	(10.1)
Total operating income	$12.7	$11.5	$20.3	$28.7

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Unmanned Systems	$5.6	$4.9	$10.9	$10.4
% of revenue	10.5%	10.7%	7.9%	8.4%
Kratos Government Solutions	19.0	15.5	45.3	46.7
% of revenue	12.8%	11.2%	11.2%	11.4%
Total Adjusted EBITDA	$24.6	$20.4	$56.2	$57.1
% of revenue	12.2%	11.1%	10.4%	10.7%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	September 27,	December 29,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$374.7	$172.6
Restricted cash	0.7	—
Accounts receivable, net	276.6	264.4
Inventoried costs	78.3	61.1
Prepaid expenses	17.9	9.4
Other current assets	22.6	11.4
Current assets of discontinued operations	—	3.3
Total current assets	770.8	522.2
Property, plant and equipment, net	136.1	116.9
Operating lease right-of-use assets	40.1	42.1
Goodwill	475.3	455.6
Intangible assets, net	42.0	39.5
Other assets	8.9	9.7
Total assets	$1,473.2	$1,186.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54.7	$53.8
Accrued expenses	28.8	32.7
Accrued compensation	45.4	37.1
Accrued interest	6.4	1.6
Billings in excess of costs and earnings on uncompleted contracts	36.3	34.3
Current portion of operating lease liabilities	8.9	9.9
Other current liabilities	16.2	10.0
Other current liabilities of discontinued operations	3.0	3.3
Total current liabilities	199.7	182.7
Long-term debt	300.3	295.1
Operating lease liabilities, net of current portion	35.7	37.6
Other long-term liabilities	84.7	78.7
Other long-term liabilities of discontinued operations	2.6	2.8
Total liabilities	623.0	596.9
Commitments and contingencies
Redeemable noncontrolling interest	14.9	15.0
Stockholders’ equity:
Additional paid-in capital	1,545.4	1,286.5
Accumulated other comprehensive loss	0.4	(0.4)
Accumulated deficit	(710.5)	(712.0)
Total Kratos stockholders’ equity	835.3	574.1
Total liabilities and stockholders’ equity	$1,473.2	$1,186.0

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	September 27,	September 29,
	2020	2019
Operating activities:
Net income	$1.4	$10.0
Less: income (loss) from discontinued operations	(0.8)	2.4
Income from continuing operations	2.2	7.6
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	18.5	16.8
Amortization of lease right-of-use-assets	7.3	8.7
Deferred income taxes	(0.3)	(4.1)
Stock-based compensation	14.5	8.2
Amortization of deferred financing costs	0.7	0.7
Provision for doubtful accounts	0.2	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	6.4	7.4
Unbilled receivables	(12.3)	2.0
Inventoried costs	(4.8)	(10.3)
Prepaid expenses and other assets	(15.8)	(0.2)
Operating lease liabilities	(8.0)	(3.1)
Accounts payable	(1.7)	(6.5)
Accrued compensation	6.5	0.9
Accrued expenses	(4.9)	(0.3)
Accrued interest	4.8	4.8
Billings in excess of costs and earnings on uncompleted contracts	(2.7)	(2.8)
Income tax receivable and payable	(1.4)	1.7
Other liabilities	9.9	(1.3)
Net cash provided by operating activities from continuing operations	19.1	30.2
Investing activities:
Cash paid for acquisitions, net of cash acquired	(43.9)	(17.6)
Capital expenditures	(23.0)	(17.9)
Proceeds from the sale of assets	0.1	0.3
Net cash used in investing activities from continuing operations	(66.8)	(35.2)
Financing activities:
Proceeds from the issuance of long-term debt	$4.8	—
Payment of long-term debt	(0.7)	—
Proceeds from the issuance of common stock, net of issuance costs	240.4	—
Payments under finance leases	(0.5)	(0.4)
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	4.0	3.0
Net cash provided by financing activities from continuing operations	248.0	2.6
Net cash flows from continuing operations	200.3	(2.4)
Net operating cash flows of discontinued operations	2.1	0.8
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.4)

Net increase (decrease) in cash, cash equivalents and restricted cash	202.8	(2.0)
Cash, cash equivalents and restricted cash at beginning of period	172.6	183.0
Cash, cash equivalents and restricted cash at end of period	$375.4	$181.0

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Income from continuing operations before taxes	$7.6	$5.4	$4.0	$11.4
Add: Amortization of intangible assets	1.7	1.7	5.4	5.2
Add: Amortization of capitalized contract and development costs	0.2	0.3	0.7	1.0
Add: Depreciation	4.5	4.0	13.1	11.6
Add: Stock-based compensation	5.0	2.8	14.5	8.2
Add: Foreign transaction (gain) loss	(0.7)	0.8	(0.4)	1.3
Add: Acquisition and restructuring related items and other	0.4	—	2.0	2.2
Adjusted income from continuing operations before income taxes	18.7	15.0	39.3	40.9

Estimated cash tax provision	0.6	0.7	2.3	2.3
Adjusted income from continuing operations	$18.1	$14.3	$37.0	$38.6

Adjusted income from continuing operations per diluted common share	$0.14	$0.13	$0.32	$0.35

Weighted average diluted common shares outstanding	126.4	109.9	115.9	109.0

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